EXHIBIT 99.1

AvTel Executes Stock Purchase Agreement To Sell Residential Long Distance
Business

Divested Unit To Be Treated As Discontinued Operations

     SANTA BARBARA, Calif.--(BUSINESS WIRE)--Sept. 2, 1999--AvTel
Communications Inc. (Nasdaq:AVCO - news), a single-source provider of Enterprise Network Solutions, today announced that it has executed a Stock Purchase Agreement to sell 100% of the stock of its wholly-owned subsidiary Matrix Telecom, Inc. to Platinum Equity Holdings.

Matrix Telecom, based in Ft Worth, TX, is AvTel's residential long distance telephone subsidiary. This unit sells and markets a bundled portfolio of personal telephone services and dial-up Internet access through independent distributors and agents to residential customers and small-office, home-office customers. The closing of the transaction is subject to certain contingencies, including regulatory consents and the approval of AvTel shareholders. Shareholders representing over 50% of votes required to approve the transaction have indicated that they will vote in favor of the agreement.

The agreement reflects AvTel's recent decision to exit the residential long distance business and focus on business customers. Matrix Telecom is expected to be reflected as a discontinued operation in future financial statement presentations. Consequently, the operating results and comparative historical information of Matrix Telecom will be presented as a single line "discontinued operations" in AvTel's statement of operations.

"This move marks the beginning of a strong initiative and a very clear focus of servicing our business customers," stated Anthony E. Papa, AvTel's Chairman and Chief Executive Officer. "We have worked diligently to complete the divestiture of the residential long distance business prior to the launch of NetLojix on September 15, 1999. We expect to record a gain on the sale upon final closing of approximately $5.8 million, subject to any purchase price adjustments and a future earn-out."

Mr. Papa continued, "We believe that the average business customer needs more than the ubiquitous carrier access available from the multitude of competitive telecom companies. Businesses today need solutions. They need data-oriented technology partners capable of servicing their entire enterprise versus providing connectivity to a point of demarcation. The average small to medium size business customer requires the services of a provider capable of integrating and supporting a total solution to the desktop. These services include LAN/WAN design, integration, management and support. AvTel is a comprehensive single-source solution provider for mid-size businesses."

Platinum Equity Holdings, LLC, (www.peh.com) is one of the top-10 privately held information technology companies in the United States specializes in acquiring and operating mission-critical technology organizations and technology-enabled service companies throughout the world.


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AvTel Communications Inc., soon to be NetLojix Communications Inc., is a provider of integrated data communications services, network management and IT support, creating enterprise-wide network solutions for business customers. The Company provides carrier transport services including dedicated private line, frame relay, ATM, ADSL, and dial-up Internet access through more than 700 points-of-presence (POPs). The Company markets and sells a broad range of advanced network services through direct sales professionals. For further information, please visit the Company's Web site at www.avtel.com.

All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. A Letter of Intent is not a binding agreement. There can be no assurances that the Matrix sale referenced herein will be consummated, nor that it will be consummated on the terms referenced herein, or on a timely basis. Reference is made to the Company's Annual Report on Form 10K and Form 10-K/A for the year ended Dec. 31, 1998, to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and to the company's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on the company's business.


Contact:

AvTel Communications Inc.
Todd Greene, VP Marketing, 805/884-6300
tgreene@avtel.com
OR
Mary McCarthy, Investor Relations 714/914-5495 mccarthy@avtel.com



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